UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2005
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Chief Operating Officer
On December 19, 2005, C. Stephen Rhoades was appointed as Chief Operating Officer, effective immediately. Mr. Rhoades, age 45, has been with Advanced Energy since joining the company in September 2002, most recently serving as Executive Vice President, Products and Operations. Prior to joining Advanced Energy, Mr. Rhoades was responsible for mergers and acquisitions and strategic partnerships for Portera, a Kleiner-Perkins company from March 2000 to June 2002. Mr. Rhoades also has held positions with Lam Research, Trikon Technologies, Applied Materials, Conexant and Hughes Aircraft. Mr. Rhoades does not have an employment agreement with Advanced Energy, but is party to an Executive Change in Control Agreement (the “CIC Agreement”), which provides Mr. Rhoades with severance payments and certain benefits in the event of his termination without Cause or other Involuntary Termination (as such capitalized terms are defined in the CIC Agreement). The CIC Agreement is filed as an exhibit to Advanced Energy’s annual report on Form 10-K for the year ended December 31, 2004.
Principal Financial Officer
     On December 19, 2005, Mark Hartman was designated as Principal Financial Officer and Principal Accounting Officer, effective December 31, 2005, upon the departure of Michael El-Hillow, the Chief Financial Officer of Advanced Energy. Mr. Hartman, age 32, has been with Advanced Energy since joining the company in January 2002. He currently serves as the Director of Corporate Accounting and Assistant Corporate Controller, a position he has held since July 2002. Mr. Hartman served as Assistant Corporate Controller for the company from January 2002 to June 2002. Prior to joining Advanced Energy, Mr. Hartman was an independent financial management consultant from March 2001 to December 2001. From September 1995 to January 2001, Mr. Hartman was employed by Arthur Andersen LLP in a progression of auditing and consulting positions, ending as a manager in Arthur Andersen’s consulting practice. In March 1998, Mr. Hartman received his Certified Public Accountant accreditation. Mr. Hartman does not have an employment agreement with Advanced Energy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: December 22, 2005	/s/ Hans Georg Betz
Hans Georg Betz
President and Chief Executive Officer